                                                             For Information
                                                             ---------------
                                                             Mark A. Hellerstein
                                                             Robert T. Hanley
                                                             303-861-8140

FOR IMMEDIATE RELEASE

         ST. MARY ANNOUNCES AGREEMENT TO ACQUIRE OIL AND GAS PROPERTIES
             FROM FLYING J OIL & GAS AND BIG WEST OIL & GAS

DENVER,  December 13, 2002 - St. Mary Land &  Exploration Company (NYSE: SM)
today  announced  that  through  its wholly  owned  subsidiary  Nance  Petroleum
Corporation it had agreed to acquire oil and gas properties with an estimated 69
BCFE of proved reserves, 92% developed, from Flying J Oil & Gas Inc. and Big
West Oil &  Gas Inc. in exchange  for the issuance of a total of 3.4 million restricted shares of St. Mary common stock. In addition,  St. Mary has agreed to make a  non-recourse  loan to Flying J and Big West of $72 million at Libor plus
2% for up to a 39-month period,  which will be secured by a pledge of the shares of St.  Mary stock  issued to Flying J and Big West.  During the  39-month  loan period  Flying J and Big West can elect to put their shares of St. Mary stock to the Company for $72 million plus accrued  interest on the loan, and St. Mary can elect to call the shares for $98 million.

The number of St.  Mary shares to be issued and the loan,  put and call  amounts are subject to proportionate  adjustments in the event of certain purchase price adjustments that may occur as a result of due diligence matters. The acquisition is expected to close January 29, 2003.  McDonald  Investments Inc. is St. Mary's
financial advisor in this transaction.

The  properties to be acquired are located  primarily in the  Williston,  Powder
River and Green River basins and currently produce an estimated 2,100 barrels of oil and 8,200 Mcf of gas per day or 20,800 MCFE per day,  which is equivalent to
15% of St. Mary's average daily  production  rate for the third quarter 2002. In
addition,   the  acquisition  will  include   approximately   500,000  acres  of
undeveloped oil and gas leases.  For calendar year 2003,  approximately  100% of the estimated  oil  production is hedged at an average NYMEX price of $27.80 per barrel, with a provision that eliminates the hedge on a month-to-month  basis in the event the  average  monthly  NYMEX oil  price is below  $21.00  per  barrel.
Approximately 70% of the 2003 natural gas production is hedged using a CIG basis collar  with a floor of $2.50 per MMBTU and a ceiling  of $5.93 per  MMBTU.  The
Company intends to hedge 100% of estimated 2004 production prior to closing.

"The properties  provide an ideal  expansion  opportunity for the Rockies region where we have enjoyed a 91% success rate drilling operated wells since 1991. St.
Mary's Nance  Petroleum  Corporation is now the second  largest  operator of oil properties  in Montana.  While  considerable  reserves will be added in the core area of the Williston  Basin,  sizeable  increases will also occur in the Powder
River and Green River basins.  Although the deal structure has some  complexity, it can be viewed either as a stock  transaction or as a cash acquisition for $72 million if the put option is exercised,  both of which we believe are favorable.
The call  feature  allows us to manage  our debt and equity  levels.  Should our stock price increase  significantly we have the ability to repurchase the shares to minimize dilution that may occur with the conversion of our previously issued
5.75% Senior Convertible Notes into St. Mary shares," said Mark Hellerstein, St.
Mary's Chairman, President and CEO.

This release contains forward-looking statements. These statements involve known and  unknown  risks,  which  may  cause  St.  Mary's  actual  results  to differ materially from results expressed or implied by the forward-looking  statements.
These  risks  include  such  factors  as the  uncertain  nature of the  expected benefits from the acquisition of oil and gas  properties,  the pending nature of
the  reported   acquisition   transaction   and  the  ability  to  complete  the
transaction,  the volatility and level of oil and natural gas prices, production rates and reserve replacement,  reserve estimates, drilling and operating risks, market  conditions for the acquisition of oil and gas  properties,  competition,
litigation,   environmental   matters,   the  potential   impact  of  government
regulations, and other matters discussed under the "Risk Factors" section of St.
Mary's 2001 Annual Report on Form 10-K filed with the SEC. Although St. Mary may from  time  to  time  voluntarily  update  its  forward-looking  statements,  it disclaims any commitment to do so except as required by securities laws.

                                                                        PR-02-20